Exhibit 4.45

English Summary

of

Supplemental Agreement to the Property Leasing Framework Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Property Leasing Framework Agreement on August 30, 2006.

The Parties entered into the Supplemental Agreement to the Property Leasing Framework Agreement (the “Supplemental Agreement”) on August 25, 2010 to amend the Property Leasing Framework Agreement.

The key terms and conditions of the Supplemental Agreement are as follows:

1.	The Parties agree to amend Article 2.1 of the Property Leasing Framework Agreement as follows: “The term of lease under this agreement expires on December 31, 2007. Upon the renewal of this agreement in accordance with Article 10.1 thereof, the term of lease under this agreement shall extend automatically to the same term as that of this agreement.”

2.	The Parties agree to amend Article 10.1 of the Property Leasing Framework Agreement as follows: “This agreement enters into force upon the signature of the legal representatives or authorized signatories together with the official seals of both Parties. This agreement expires on December 31, 2007. Prior to the expiration of this agreement, Party B may deliver a written notification to Party A 30 days in advance to renew this agreement for a certain period as agreed upon by both Parties.”

3.	The Parties agree that the term of validity of this Supplemental Agreement and the extended term of the Property Leasing Framework Agreement are from January 1, 2011 to December 31, 2012.

4.	The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

5.	Any dispute arising between both Parties concerning the validity, interpretation, or performance of this Supplemental Agreement and the Property Leasing Framework Agreement shall firstly be resolved through friendly negotiation. In case no settlement can be reached through friendly negotiation within thirty (30) days after the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

6.	If there is any conflict between the Property Leasing Framework Agreement and this Supplemental Agreement after this Supplemental Agreement becomes effective, this Supplemental Agreement shall prevail.